EXHIBIT 10.13

                              TERMINATION AGREEMENT

      Termination Agreement (hereinafter this "Agreement"), dated as of April 1, 1998, by and between COLUMBIA LABORATORIES, INC., a Delaware corporation with its principal place of business at 2665 South Bayshore Drive, PH2B, Miami, Florida 33133 ("Licensor"), and WARNER-LAMBERT COMPANY, a Delaware corporation with its principal place of business at 201 Tabor Road, Morris Plains, New Jersey 07950 ("Licensee").

                                    RECITALS

      WHEREAS, Licensor and Licensee are parties to the license and supply agreement dated as of December 5, 1991 (the "License Agreement"); and

      WHEREAS, the parties hereto have determined that it is advisable to terminate the License Agreement upon the terms and conditions set forth herein.

      NOW, THEREFORE, for good and valuable consideration, including the mutual promises contained herein, the parties hereto hereby agree as follows:

      Section 1. CAPITALIZED TERMS. Capitalized terms utilized herein and not defined herein shall have the respective meanings ascribed to such terms in the License Agreement.

      Section 2. REAFFIRMATION AND SURVIVAL OF CERTAIN PROVISIONS OF LICENSE AGREEMENT. The parties hereto hereby explicitly reaffirm as of the date hereof their respective agreements and obligations contained in Section 9 with respect to claims of

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      third parties and Section 19(b) of the License Agreement, and each of the parties hereto acknowledges that such obligations shall continue beyond and survive the termination of the License Agreement.

      Section 3. CONTINUING OBLIGATIONS UNDER LICENSE AGREEMENT. Except as amended herein, the License Agreement shall remain in full force and effect from the date hereof through the Termination Date (as hereinafter defined) and shall only cease to remain in full force and effect at the Termination Date if the condition specified in Section 8 hereof shall be satisfied in accordance with the terms specified herein.

      Section 4. TERMINATION OF LICENSE AGREEMENT. Notwithstanding the terms and provisions of the License Agreement, upon the fulfillment by Licensor of the condition specified in Section 8 hereof, the License Agreement shall automatically terminate on the Termination Date. Upon the termination of the License Agreement (i) all rights of Licensee to sell, market, advertise and distribute the Replens Product and any line extensions thereof shall automatically terminate and all licenses and/or sublicenses to use the Patents, the Replens Technology and the Trademark to make, have made, use, sell and market the Replens Product and any line extensions thereof and any other ancillary rights directly related to the foregoing in the Territory previously granted to Licensee shall revert back to Licensor on the Termination Date; and
(ii) all options relating to the Replens Product granted under the License Agreement shall expire on the Termination Date. Notwithstanding the foregoing, the agreements and obligations of the respective parties set forth in this Agreement and those provisions of the License Agreement specified in Section 2 of this Agreement shall survive the termination of the License Agreement.

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      Section 5. CONSIDERATION. In consideration for the termination of the
License Agreement and Licensee's rights thereunder, Licensor agrees pay to Licensee the aggregate sum of Four Million Six Hundred Thousand Dollars ($4,600,000) (the "Consideration") on the Termination Date. Such payment shall be made by electronic wire transfer in accordance with the wire transfer instructions specified on Exhibit A attached hereto.

      Section 6. INVENTORY PRIOR TO AND AT TERMINATION. From the date hereof through April 9, 1998 (the "Termination Date"), Licensee shall not order any Replens Product from Licensor. Licensee shall calculate Licensee's inventory level of Replens Product on the Termination Date (the "Inventory"). On the Termination Date, Licensee shall deliver to Licensor a written statement summarizing the Inventory at said date and the aggregate purchase price paid by Licensee therefor. Licensee shall deliver the Inventory to Licensor, at Licensee's expense, within (10) days of the Termination Date (the "Delivery Date") to a destination specified in writing by Licensor no later than the Termination Date. Licensor shall pay to Licensee an amount equal to the aggregate purchase price originally paid by Licensee for the Inventory (the "Inventory Purchase Price"). The Inventory Purchase Price shall be due and payable on the Delivery Date. Title to the Inventory shall pass to Licensor at the time Licensee has received the Inventory Purchase Price. Risk of loss shall pass to Licensor upon delivery of the Inventory to the destination specified by Licensor.

      Section 7. RETURNS AND OUTSTANDING COUPONS.

                 (a) From the date hereof until the date which is six (6) months after the Termination Date, Licensor and Licensee shall share equally the costs and expenses

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for returns of Replens Product that bears licensees (or Parke Davis') name on the label up to a maximum of One Hundred Thousand Dollars ($100,000). All returns in excess of One Hundred Thousand Dollars ($100,000) during such six
(6) month period and all returns thereafter shall be the sole responsibility of Licensor.

     (b) Notwithstanding Section 7(a) hereof, in the event Licensee receives returns that bear Licensee's (or Parke Davis') name on the label, which returns are the sole responsibility of Licensor pursuant to Section 7(a) hereof, Licensee may, in its sole discretion, elect to credit customers at the price at which such customers purchased the Replens Product from Licensee. Licensor shall reimburse Licensee, in full, for the costs and expenses incurred by Licensee for any such returns within thirty (30) days of receipt by Licensor of a request by Licensee for payment.

     (c) From the date hereof until the date which is six (6) months after the Termination Date, Licensee agrees to bear the costs and expenses of any redemptions of outstanding coupons issued by Licensee (or Parke Davis) relating to the Replens Product (the "Replens Coupons"). Thereafter, Licensor agrees to bear all costs and expenses of any redemptions of Replens Coupons. Licensee represents and warrants to Licensor that, on the date hereof, the outstanding liability, for the Replens Coupons is not in excess of $40,000.

     Section 8. CONDITIONS TO RELEASE AND TERMINATION OF LICENSE AGREEMENT. The mutual releases of the parties set forth in Sections 9 and 10 hereof, and the termination of the License Agreement as set forth in Section 4 hereof, are subject to the condition that Licensor shall have paid to Licensee the entire Consideration on the Termination Date pursuant to Section 5 hereof.

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     Section 9. RELEASE OF LICENSOR FROM LICENSE AGREEMENT. Upon the fulfillment by Licensor of the condition specified in Section 8 hereof, Licensee hereby agrees to release and forever discharge Licensor and its past, present and future officers, directors, stockholders, agents, affiliates, servants, employees and legal counsel and their successors and assigns from all claims, actions, demands, causes of action, suits, debts, obligations, damages and liabilities of any nature whatsoever, in law or in equity, whether known or unknown, whether now existing or which may hereafter arise, which it had, has or claims to have against them with respect to all matters relating to or arising out of the License Agreement, except for those matters relating to or arising out of this Agreement and those provisions of the License Agreement specified in
Section 2 hereof, which in each case shall survive termination of the License Agreement.

     Section 10. RELEASE OF LICENSEE FROM LICENSE AGREEMENT. Upon the fulfillment by Licensor of the condition specified in Section 8 hereof, Licensor hereby agrees to release and forever discharge Licensee and its past, present and future officers, directors, stockholders, partners, agents, affiliates, servants, employees and legal counsel and their successors and assigns from all claims, actions, demands, causes of action, suits, debts, obligations, damages and liabilities of any nature whatsoever, in law or in equity, whether known or unknown, whether now existing or which may hereafter arise, which it had, has or claims to have against them with respect to all matters relating to or arising out of the License Agreement, except for those matters relating to or arising out of this Agreement and those provisions of the License Agreement specified in
Section 2 hereof, which in each case shall survive termination of the License Agreement.

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     Section 11. TRANSITION OF 800 NUMBER. On or prior to the Termination Date,
Licensor agrees to establish an 800 number to respond to consumer inquiries regarding the Replens Product. Licensor agrees to accept all consumer inquiries forwarded by Licensee to Licensor's 800 number.

     Section 12. POWER AND AUTHORITY. Each party hereto represents and warrants that such party has full power and authority to enter into this Agreement and to perform all covenants and agreements to be performed hereunder.

     Section 13. BENEFIT OF COUNSEL. Each party represents and warrants that such party has read and reviewed this Agreement in its entirety and has sought and obtained the benefit of full, complete and competent legal advice in connection with this Agreement and that such party has fully understood the meaning and intent of every provision hereof.

     Section 14. BINDING AGREEMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     Section 15. ENTIRE UNDERSTANDING. This Agreement contains the entire understanding between the parties hereto concerning the subject matter hereof and supersedes and replaces all prior negotiations, proposed agreements and agreements entered into by any of the parties hereto with respect to the subject matter hereof.

     Section 16. AMENDMENTS. Any and all amendments, modifications or supplements to this Agreement must be in writing and signed by the parties hereto. This Agreement may not be modified orally and any purported oral modification shall not be effective.

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     Section 17. COUNTERPARTS. This Agreement may be executed in multiple counterparts and, as long as each party has executed one counterpart, this Agreement is enforceable.

     Section 18. CONFIDENTIALITY. Each of the parties hereto hereby agrees that the terms and conditions, as well as the substance of such terms and conditions, of the Letter of Intent dated January 9, 1998 between the parties hereto, the License Agreement and this Agreement, are and shall be hereafter maintained in the strictest confidence, and shall not be disclosed or revealed by the parties or their attorneys to anyone except attorneys and accounting firms for the parties without the other party's prior written consent, and except as required by any law or disclosure document required by any governmental agency, commission or department or under compulsion of a subpoena, court order or any governmental request or in connection with the enforcement of either party's rights hereunder.

     Section 19. PUBLICITY. The parties hereto shall coordinate the preparation and issuance of any public announcement relating to this Agreement or the License Agreement. Any such announcement shall comply with relevant Securities and Exchange Commission requirements and shall take into account reasonable concerns regarding the trade. The language of such announcement shall be prepared by Licensor and approved in writing in advance of issuance by Licensee.

     Section 20. HEADINGS. All headings contained in this Agreement are for reference purposes only and shall not be used to interpret this Agreement.

     Section 21. APPLICABLE LAW. This Agreement shall be governed by and construed under the laws of the State of New York, without regard to principles of

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conflicts of law. Except in respect to any action commenced by a third party in another jurisdiction, the parties hereto agree that any legal suit, action or proceeding against them arising out of or relating to this Agreement shall be brought exclusively in the State of New York. Each of the parties hereto hereby irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by United States registered or certified mail postage prepaid to its address set forth herein.

     Section 22. NOTICES. Any notice or report required to be given pursuant to this Agreement shall be delivered in accordance with Section 25 of the License Agreement except that the address of Licensor under Section 25 of the License Agreement shall be deemed the address set forth on page 1 of this Agreement.

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      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first set forth above.

                                         COLUMBIA LABORATORIES, INC.

                                         By: /s/ DAVID L. WEINBERG
                                             ----------------------------
                                             Name: David L. Weinberg
                                             Title: Vice President

                                         WARNER-LAMBERT COMPANY

                                         By: /s/ S. MORGAN MORTON
                                             ----------------------------
                                             Name:
                                             Title:

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                                    EXHIBIT A

Bank: Bank of New York, New York, New York
ABA Number: 021 00 00 18
Account To Be Credited: Warner-Lambert Consumer Healthcare Products Account
  (Acct. No. 890 0085 142)

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